AMENDMENT NO. 1
TO
MASTER DISTRIBUTION PLAN
(CLASS S SHARES)
     The Master Distribution Plan (the “Plan”), effective September 25, 2009, pursuant to Rule 12b-1, is hereby amended, effective April 30, 2010, as follows:
     WHEREAS, the Plan is hereby amended to: 1) reflect the name change of each of the Funds; and 2) reflect the name change of the applicable Portfolios from AIM to Invesco;
     NOW THEREFORE, Schedule A to the Plan is hereby deleted and replaced in its entirety with the following:
SCHEDULE A
TO
MASTER DISTRIBUTION PLAN
(CLASS S SHARES)
(DISTRIBUTION AND SERVICE FEES)
     The Fund shall pay the Distributor as full compensation for all services rendered and all facilities furnished under the Distribution Plan for the Class S Shares of each Portfolio designated below, a Distribution Fee* and a Service Fee determined by applying the annual rate set forth below as to the Class S Shares of each Portfolio to the average daily net assets of the Class S Shares of the Portfolio for the plan year. Average daily net assets shall be computed in a manner used for the determination of the offering price of the Class S Shares of the Portfolio.

	Minimum
	Asset
AIM EQUITY FUND	Based	Maximum	Maximum
(INVESCO EQUITY FUND)	Sales	Service	Aggregate
Portfolio - Class S Shares	Charge	Fee	Fee

Invesco Charter Fund	0.00%	0.15%	0.15%
Invesco Summit Fund	0.00%	0.15%	0.15%

	Minimum
	Asset
AIM GROWTH SERIES	Based	Maximum	Maximum
(INVESCO GROWTH SERIES)	Sales	Service	Aggregate
Portfolio - Class S Shares	Charge	Fee	Fee

Invesco Conservative Allocation Fund	0.00%	0.15%	0.15%
Invesco Growth Allocation Fund	0.00%	0.15%	0.15%
Invesco Moderate Allocation Fund	0.00%	0.15%	0.15%

*	The Distribution Fee is payable apart from the sales charge, if any, as stated in the current prospectus for the Portfolio (or Class thereof).

     All other terms and provisions of the Plan not amended hereby shall remain in full force and effect.
     Dated: April 30, 2010